Exhibit (f)

Articles 180 through 182-6 of the Japan Companies Act

Section 5 Consolidation of Shares

Subsection 1 Consolidation of Shares

(Consolidation of Shares)

Article 180

(1)	A Stock Company may consolidate its shares.

(2)	Whenever a Stock Company intends to consolidate its shares, it must determine the following matters by a resolution at a shareholders meeting:

(i)	the ratio of the consolidation;

(ii)	the day when the consolidation of shares will become effective (hereinafter referred to as “Effective Day” in this Subsection);

(iii)	in cases where the Stock Company is a Company with Class Shares, the classes of the shares it will consolidate; and

(iv)	the Total Number of Authorized Shares on the Effective Day.

(3)

The Total Number of Authorized Shares under item (iv) of the preceding paragraph may not exceed the number four times the number of total Issued Shares on the Effective Day; provided, however, that this does not apply in cases where the Stock Company is not a Public Company.

(4)	The directors must, at the shareholders meeting referred to in paragraph (2), explain the reasons for the need to consolidate the shares.

(Notices to Shareholders)

Article 181

(1)

No later than two weeks prior to the Effective Day, the Stock Company must notify the shareholders (or, for a Company with Class Shares, referring to the Class Shareholders of the classes of shares under paragraph (2), item (iii) of the preceding Article; hereinafter the same applies in this Subsection) and the Registered Pledgees of the Shares thereof of the matters listed in each item of that paragraph.

(2)	A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(Effectuation)

Article 182

(1)

On the Effective Day, the shareholders become shareholders of shares in the number obtained by multiplying the number of shares (or, for a Company with Class Shares, shares of the classes provided for in Article 180, paragraph (2), item (iii); hereinafter the same applies in this paragraph) they held on the day immediately preceding that day, by the ratio provided for in paragraph (2), item (i) of that Article.

(2)

A Stock Company consolidating shares is deemed to have changed the articles of incorporation pertaining to the matters listed in Article 180, paragraph (2), item (iv) on the Effective Day in accordance with provisions on those matters.

(Keeping and Inspection of Documents Related to the Consolidation of Shares)

Article 182-2

(1)

A Stock Company consolidating shares (in cases where Share Units (in cases of a Company with Class Shares, Share Units of shares of classes under Article 180, paragraph (2), item (iii); hereinafter the same applies in this paragraph) is stipulated in the articles of incorporation, limited to those generating fractional shares with the number obtained by multiplying the rate under paragraph (2), item (i) of the same Article; hereinafter the same applies in this Subsection) must keep documents detailing the information set forth in the items of the same paragraph and other information prescribed by Ministry of Justice Order, and electronic or magnetic records in which such information has been recorded, at its head office for the period from the earliest of the following days until the day when six months elapse after the Effective Day:

(i)

the day two weeks before the day of the shareholders meeting under Article 180, paragraph (2) (in cases where a resolution at a General Meeting of Class Shareholders is required for consolidation of shares, including the General Meeting of Class Shareholders; the same applies in Article 182-4, paragraph (2)) (in cases under Article 319, paragraph (1), the day when the proposal under the same paragraph is made); or

(ii)

the day of notice made to shareholders pursuant to the provisions of Article 181, paragraph (1) as applied following the deemed replacement of terms pursuant to the provisions of Article 182-4, paragraph (3), or the day of public notice under Article 181, paragraph (2), whichever comes first.

(2)

Shareholders of Stock Company consolidating shares may make the following request to the Stock Company at any time during its business hours; provided, however, that the cost specified by the Stock Company must be paid for making a request listed in items (ii) or (iv):

(i)	a request to inspect documents under the preceding paragraph;

(ii)	a request for a transcript or extract of documents under the preceding paragraph;

(iii)

a request to inspect anything that is used in a manner prescribed by Ministry of Justice Order to display the information recorded in an electronic or magnetic record as referred to in the preceding paragraph; and

(iv)

a request to be provided with the information recorded in an electronic or magnetic record as referred to in the preceding paragraph by an electronic or magnetic means that the Stock Company has designated, or a request to be issued a document showing that information.

(Demand to Cease Consolidation of Shares)

Article 182-3

In cases where the consolidation of shares violates laws and regulations or the articles of incorporation, when shareholders are likely to suffer disadvantage, shareholders may demand to cease the consolidation of shares from the Stock Company.

(Dissenting Shareholders’ Appraisal Rights)

Article 182-4

(1)

In cases where fractional shares are included in the number of shares when a Stock Company consolidates shares, Dissenting Shareholders may demand that the Stock Company purchase, at a fair price, all of the fractional shares from among shares that they hold.

(2)	“Dissenting Shareholders” prescribed in the preceding paragraph means the following shareholders:

(i)

a shareholder who gives notice to the Stock Company that the shareholder is against the consolidation of shares prior to the shareholders meeting under Article 180, paragraph (2) and is against the consolidation of shares at the shareholders meeting (limited to persons who can exercise voting rights at the shareholders meeting); and

(ii)	a shareholder who cannot exercise voting rights at the shareholders meeting.

(3)

When applying the provisions of Article 181, paragraph (1) to the notice to shareholders in cases where a Stock Company consolidates shares, “two weeks” in the same paragraph is deemed to be replaced with “twenty days”.

(4)

To make a demand under the provisions of paragraph (1) (hereinafter in this Section referred to as the “Exercise of Appraisal Rights”), a dissenting shareholder must indicate the number of shares with regard to which the shareholder is Exercising Appraisal Rights (or, for a Company with Class Shares, the classes of the shares and the number of shares for each class), between twenty days prior to the Effective Day and the day immediately preceding the Effective Day.

(5)

When intending to Exercise Appraisal Rights for shares for which share certificates have been issued, shareholders of those shares must submit to the Stock Company the share certificates representing those shares; provided, however, that this does not apply to a person who made a request under the provisions of Article 223 with respect to the shares.

(6)	Shareholders Exercising Appraisal Rights may withdraw their demands for appraisal only with the approval of the Stock Company.

(7)	The provisions of Article 133 do not apply to shares pertaining to the Exercise of Appraisal Rights.

(Determination of the Price of Shares)

Article 182-5

(1)

If a shareholder Exercises Appraisal Rights and an agreement determining the price of the shares is reached between the shareholder and the Stock Company, the Stock Company must pay that price within sixty days from the Effective Day.

(2)

If no agreement deciding the price of shares is reached within thirty days from the Effective Day, the shareholders or the Stock Company may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3)

Notwithstanding the provisions of paragraph (6) of the preceding Article, in the cases provided for in the preceding paragraph, if the petition under the same paragraph is not made within sixty days after the Effective Day, shareholders Exercising Appraisal Rights may withdraw their demands for appraisal at any time after the expiration of that period.

(4)

The Stock Company must also pay interest on the price determined by the court which is calculated at the rate of 6% per annum from and including the day of the expiration of the period set forth in paragraph (1).

(5)	The Stock Company may pay to shareholders the amount the Stock Company considers as a fair price until the determination of the price of shares.

(6)	A share purchase connected with the Exercise of Appraisal Rights becomes effective on the Effective Day.

(7)

If a shareholder Exercises Appraisal Rights with respect to shares for which share certificates are issued, the Share Certificate-Issuing Company must pay the price of the shares relating to the Exercise of the Appraisal Rights in exchange for the share certificates.

(Keeping and Inspection of Documents Related to Consolidation of Shares)

Article 182-6

(1)

A Stock Company having consolidated shares must prepare a document or an electronic or magnetic record in which it details or records the total number of Issued Shares at the time when consolidation of shares comes into effect (in cases of a Company with Class Shares, total number of the Issued Shares of class under Article 180, paragraph (2), item (iii)) and other information prescribed by Ministry of Justice Order as related to the consolidation of shares after the Effective Day without delay.

(2)	A Stock Company must keep the document or electronic or magnetic record referred to in the preceding paragraph at its head office for six months from the Effective Day.

(3)	Shareholders of a Stock Company that consolidated shares or persons who were shareholders of the Stock Company on the Effective Day may make the following requests from the Stock Company at any time during its business hours; provided, however, that the cost specified by the Stock Company must be paid for making a request listed in items (ii) or (iv):

(i)	a request to inspect documents under the preceding paragraph;

(ii)	a request for a transcript or extract of documents under the preceding paragraph;

(iii)

a request to inspect anything that is used in a manner prescribed by Ministry of Justice Order to display the information recorded in an electronic or magnetic record as referred to in the preceding paragraph; and

(iv)

a request to be provided with the information recorded in an electronic or magnetic record as referred to in the preceding paragraph by an electronic or magnetic means that the Stock Company has designated, or a request to be issued a document showing that information.

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